Exhibit 10.111

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

Equity Industrial Moosup Pond Limited Partnership, Equity Industrial

Plainfield Limited Partnership, Sherichic Distribution Associates

Limited Partnership, Equity Industrial Chicopee LLC, Equity Industrial

Limited Partnership V, Equity Industrial Limited Partnership—Devens,

Levco Development Corp., Equity Industrial Devens Limited

Partnership II, Equity Industrial E. Bridgewater, LLC, Equity

Industrial Gardner, LLC, Merrimack Valley Industrial Associates

Limited Partnership, Equity Industrial Westfield, LLC, Equity

Industrial Commerce Limited Partnership, Equity Industrial Daniel

Webster Highway Limited Partnership, Equity Industrial Corsicana

Limited Partnership, Equity Industrial Abilene Limited Partnership,

Equity Industrial Enfield Limited Partnership, Equity Industrial

Houston Limited Partnership, Equity Industrial Bloomfield Limited

Partnership, Equity Industrial Sprague Street Limited Partnership,

Equity Industrial Simplex Drive, LLC, Equity Industrial PT Limited

Partnership, and Equity Industrial Norwood, LLC

(collectively, “SELLER”)

AND

Hackman Capital Partners, LLC

(“BUYER”)

8.3	Buyer’s Closing Deliveries	21
8.4	Delivery of Deposit	21

ARTICLE 9 Casualty and Condemnation		22
9.1	Damage or Destruction/Eminent Domain	22
9.2	Major Casualty	22
9.3	Material Condemnation	22

ARTICLE 10 Brokerage Commissions		23

ARTICLE 11 Default, Termination and Remedies		23
11.1	Seller Default	23
11.2	Buyer Default	24

ARTICLE 12 Miscellaneous		24
12.1	Assignment	24
12.2	Notices	25
12.3	Interpretation	26
12.4	Captions	26
12.5	No Third-Party Beneficiaries	26
12.6	Amendments	26
12.7	Integration	26
12.8	Choice of Law	27
12.9	Counterparts	27
12.10	Business Day	27
12.11	Time of the Essence	27
12.12	Use of Proceeds to Clear Title	27
12.13	Submission not an Offer or Option	27
12.14	Index of Definitions	27

ARTICLE 13 IRS Form 1099-S Designation		27

ARTICLE 14 1031 Exchange		28

ARTICLE 15 Management Contract		28

ARTICLE 16 Relocation of Tenants		28

Schedules

SCHEDULE A	List of Seller Entities
SCHEDULE B	Description of the Real Property
SCHEDULE B-1	Westfield Site Plan
SCHEDULE C	Description of Personal Property
SCHEDULE 3.1	Transfer Tax Obligations
SCHEDULE 3.2	Form of Deposit Escrow Agreement
SCHEDULE 3.4	Pending Tax Protests and Proceedings
SCHEDULE 3.7	Future Lease Commissions
SCHEDULE 4.1(b)	List of Legal Proceedings
SCHEDULE 4.1(c)	List of Pending Condemnation Actions
SCHEDULE 4.1(d)	Rent Roll (and Landlord’s Outstanding Tenant Improvement Obligations)
SCHEDULE 4.1(e)	List of Property Contracts
SCHEDULE 4.1(h)	List of all Prior Environmental Reports and Matters
SCHEDULE 4.2(g)	Form of Tenant Estoppel Certificate
SCHEDULE 4.2(j)	Seller’s Pre-Closing Obligations
SCHEDULE 5.2	Required Due Diligence Checklist
SCHEDULE 6.4	Types of Deeds
SCHEDULE 6.5	Form of Bill of Sale and Assignment
SCHEDULE 8.2(k)	Form of Tenant Notice Letter
SCHEDULE 12.14	Index of Definitions
SCHEDULE 13.1	Form of IRS Form 1099-S
SCHEDULE 15.1	Individual Real Properties Subject to Management Contract with Seller

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into as of the 23rd day of April, 2007 by and between each of the entities set forth on Schedule A hereto (collectively, the “Seller”), each having an address c/o Equity Industrial Partners Corp., 145 Rosemary Street, Suite E, Needham, Massachusetts 02494 and Hackman Capital Partners, LLC, a California limited liability company (the “Buyer”) having an address of 11111 Santa Monica Boulevard, Suite 950, Los Angeles, California 90025.

RECITALS

Seller is the owner of the Property (as defined in Section 2.1 below). Seller desires to sell the Property to Buyer and Buyer desires to buy the Property from Seller, all on and subject to the terms and conditions hereinafter set forth.

ARTICLE 1

Purchase and Sale Agreement

In consideration of the undertakings and mutual covenants of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Seller hereby agrees to sell the Property to Buyer and Buyer agrees to buy the Property from Seller for the Purchase Price (as hereinafter defined), payable as provided below and subject to adjustment as provided herein and otherwise on and subject to the terms and conditions contained herein.

ARTICLE 2

The Property

The “Property” consists of the following:

(a) The land more particularly described in Schedule B attached hereto (collectively, the “Land”) , together with (i) all rights, privileges and easements appurtenant to the Land owned by Seller, including, without limitation, all minerals, oil, gas, and similar substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land, any rights to any land lying in the bed of any existing dedicated street, road or alley adjoining the Land and to all strips and gores adjoining the Land, and any other easements, rights-of-way, or appurtenances used in connection with the beneficial use and enjoyment of the Land (collectively, the “Appurtenances”); and (ii) all improvements and fixtures located on the Land (collectively, the “Improvements”), all apparatus, equipment and appliances used in connection with the operation or occupancy of the Improvements, such as, but without limitation, heating and air conditioning systems and facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, recreation, or other services on the Improvements (which Land, together with the Appurtenances and Improvements, is collectively referred to as the “Real Property”).

(b) The tangible personal property, if any, described in Schedule C attached hereto together with all other personal property, equipment and furnishings owned by Seller and located on or in or used in connection with the Real Property (all of which is collectively referred to herein as the “Personal Property”);

(c) All of the interest of Seller in any intangible personal property now or hereafter owned by Seller and used in the ownership, use, and operation of the Real Property, the Appurtenances, Improvements, and Personal Property, including, without limitation, to the extent that the same are approved by Buyer pursuant to the provisions of this Agreement, any permits and approvals, contracts, subcontracts, leases, subleases, agreements, or other rights relating to the ownership, use and operation of the Premises as defined below, all building warranties and guarantees, all of Seller’s rights under any construction contracts and agreements, and payment, performance and surety bonds (all of which are collectively referred to as the “Intangible Property”); and

(d) All of the interest of Seller in the Leases (as hereinafter defined) and all Assigned Contracts (as hereinafter defined).

Each Real Property set forth on Schedule B hereto is individually referred to herein as the “Individual Real Property.”

Notwithstanding the foregoing, the term “Property” shall not include any fixtures, tangible personal property or intangible property owned by any tenant or other occupant of the Land or any of the Improvements.

Furthermore, notwithstanding anything herein to the contrary, within ten (10) days of notice from Seller to Buyer, which notice shall be given, if at all, within two (2) years of the Closing hereunder, Buyer shall convey back to Seller (or any entity designated by Seller) a portion of the Property located at 1111 Southampton Road, Westfield Massachusetts (the “Westfield Property”), consisting of approximately 21 acres, shown as the “Existing Trailer Parking Field” on the plan attached hereto as Schedule B-1 for a purchase price of One Dollar ($1.00), and Seller shall convey to Buyer (or any entity designated by Buyer), a portion of the adjacent property shown as the “Proposed Lot” on said Schedule B-1 for a purchase price of One Dollar ($1.00); provided that, as a condition to Buyer’s obligation to re-convey such property, Seller shall have complied, at its sole cost and expense, with all of the terms and conditions set forth in that certain Lease Agreement, dated as of November 25, 2003, by and between Westfield Development Associates Limited Partnership, as landlord, and Home Depot U.S.A., Inc., as tenant (“Home Depot”), as the same may be amended or otherwise modified (the “Home Depot Lease”) relating to the release of the Existing Trailer Parking Field from the Home Depot Lease and the construction of the Replication Trailer Parking Field, as shown on said Schedule B-1, and Home Depot shall have agreed to release the Existing Trailer Parking Field from the Home Depot Lease in accordance therewith. Buyer shall permit Seller and Seller’s contractors and agents to enter upon the Westfield Property for the purpose of constructing the Replication Trailer Parking Field provided that Seller shall (i) give Buyer reasonable advance written notice of the start date and estimated duration of any such work (ii) provide Buyer with copies of all contracts for any such work and upon the completion thereof assign such contracts to Buyer on a nonexclusive basis, (iii) take all reasonable precautions to minimize any interference with the business operations of Home Depot and any other tenant at the Westfield Property; (iv) indemnify, defend and hold Buyer and its tenants harmless against any claim or demand on account of any loss, damage or injury to any person or property by reason of such construction, including, without limitation all costs and expenses arising out of or relating to such work and any mechanics liens or similar liens or claims arising therefrom; and (v) carry or cause its contractors to carry, during the period of such construction, comprehensive general liability insurance in a combined single limit of at least $5,000,000, and provide Buyer with evidence of such insurance coverage, if requested, prior to its entry onto the Westfield Property for the purpose of such construction. All such work to be undertaken by Seller shall be done in a good and workmanlike, manner in accordance with any requirements of the Home Depot Lease, all applicable laws, rules and regulations and pursuant to valid permits from all applicable jurisdictions. Seller shall warrant such work to be free from defects in workmanship or materials for period of one (1) year from the completion of such work.

Furthermore, notwithstanding anything herein to the contrary, Buyer and Seller hereby agree and acknowledge that pursuant to that certain Lease, dated as of April 14, 2005 (the “PT Lease”), by and between The Penn Traffic Company, as tenant (“PT”), and Equity Industrial PT Limited Partnership, as landlord (the “PT Seller”), with respect to the Individual Real Properties located at 133 Jackson Avenue, Ellicott, New York, 1200 State Fair Boulevard, Geddes, New York, 3407 Walters Road, Van Buren, New York, 851 Beaver Drive, DuBois, Pennsylvania and Shaffer Road and Route 255, DuBois, Pennsylvania (collectively, the “PT Properties”), PT has a right of first refusal to purchase the PT Property if such property is sold or offered for sale during the term of the PT Lease to an unaffiliated third party, on the terms and conditions set forth in the PT Lease (the “PT ROFR”). The PT Seller hereby agrees promptly to notify PT of the proposed sale of the PT Properties to Buyer in accordance with the terms of the PT Lease. In the event that PT elects to exercise the PT ROFR, Buyer and Seller hereby agree that the PT Properties shall not be included in the sale to Buyer hereunder, the Purchase Price (as hereinafter defined) shall be reduced by an amount to be mutually agreed upon by Buyer and Seller prior to the expiration of the Inspection Period, and the term “Property” hereunder shall be deemed not to include the PT Properties, the Personal Property and Intangible Property related thereto, or any interest of Seller in the PT Lease or any Assigned Contracts with respect thereto.

Furthermore, notwithstanding anything herein to the contrary, Buyer and Seller hereby agree and acknowledge that pursuant to that certain Lease, dated as of December 20, 2006 (the “LEGO Lease”), by and between LEGO Systems, Inc., as tenant (“LEGO”), and Equity Industrial Enfield Limited Partnership, as landlord (the “Enfield Seller”), with respect to the Individual Real Property located at 555 Taylor Road, 561 Taylor Road, 99 Print Shop Road and 300 Shaker Road, Enfield, Connecticut (collectively, the “Enfield Property”), LEGO has a right of first refusal to purchase the Enfield Property if the Enfield Seller intends to accept a “Bona Fide Purchase Offer” (as such term is defined in the LEGO Lease) during the term of the LEGO Lease, on the terms and conditions set forth therein (the “LEGO ROFR”). The Enfield Seller hereby agrees promptly to notify LEGO of the proposed sale of the Enfield Property to Buyer in accordance with the terms of the LEGO Lease. In the event that LEGO elects to exercise the LEGO ROFR, Buyer and Seller hereby agree that the Enfield Property shall not be included in the sale to Buyer hereunder, the Purchase Price (as hereinafter defined) shall be reduced by an amount to be mutually agreed upon by Buyer and Seller prior to the expiration of the Inspection Period, and the term “Property” hereunder shall be deemed not to include the LEGO Property, the Personal Property and Intangible Property related thereto, or any interest of Seller in the LEGO Lease or any Assigned Contracts with respect thereto.

Furthermore, notwithstanding anything herein to the contrary, Buyer and Seller hereby agree and acknowledge that pursuant to that certain Lease, dated as of June 7, 1999 (the “Jabil Lease”), by and between Jabil Circuit, Inc., as tenant (“Jabil”), and Merrimack Valley Industrial Associates Limited Partnership, as landlord (the “Merrimack Seller”), with respect to the Individual Real Property located at 495-515 Woburn Street, Tewksbury, Massachusetts (collectively, the “Merrimack Property”), Jabil has a right of first refusal to purchase a portion of the Merrimack Property if the Merrimack Seller intends to accept an offer to purchase any or all of the Merrimack Property during the term of the Jabil Lease, on the terms and conditions set forth therein (the “Jabil ROFR”). The Merrimack Seller hereby agrees promptly to notify Jabil of the proposed sale of the Merrimack Property to Buyer in accordance with the terms of the Jabil Lease. In the event that Jabil elects to exercise the Jabil ROFR, Buyer and Seller hereby agree that the Merrimack Property shall not be included in the sale to Buyer hereunder, the Purchase Price (as hereinafter defined) shall be reduced by an amount to be mutually agreed upon by Buyer and Seller prior to the expiration of the Inspection Period, and the term “Property” hereunder shall be deemed not to include the Merrimack Property, the Personal Property and Intangible Property related thereto, or any interest of Seller in the Jabil Lease or any Assigned Contracts with respect thereto.

Furthermore, notwithstanding anything herein to the contrary, Buyer and Seller hereby agree and acknowledge that pursuant to that certain Lease, dated as of June 25, 1999 (the “Friendly Lease”), by and between Friendly Ice Cream Corporation, as tenant (“Friendly”), and Billerica Realty Associates Limited Partnership, as landlord, the predecessor in interest to Equity Industrial Chicopee LLC (the “1045 Sheridan Seller”), with respect to the Individual Real Property located at 1045 Sheridan Street, Chicopee, Massachusetts (collectively, the “1045 Sheridan Property”), Friendly has a right of first refusal to purchase the 1045 Sheridan Property if the 1045 Sheridan Seller intends to accept an offer to purchase any or all of the 1045 Sheridan Property during the term of the Friendly Lease, on the terms and conditions set forth therein (the “Friendly ROFR”). The 1045 Sheridan Seller hereby agrees promptly to notify Friendly of the proposed sale of the 1045 Sheridan Property to Buyer in accordance with the terms of the Friendly Lease. In the event that Friendly elects to exercise the Friendly ROFR, Buyer and Seller hereby agree that the 1045 Sheridan Property shall not be included in the sale to Buyer hereunder, the Purchase Price (as hereinafter defined) shall be reduced by an amount to be mutually agreed upon by Buyer and Seller prior to the expiration of the Inspection Period, and the term “Property” hereunder shall be deemed not to include the 1045 Sheridan Property, the Personal Property and Intangible Property related thereto, or any interest of Seller in the Friendly Lease or any Assigned Contracts with respect thereto.

ARTICLE 3

Purchase Price; Deposit; Adjustments

3.1 Purchase Price.

The purchase price (the “Purchase Price”) is Five Hundred Forty Million and 00/100 Dollars ($540,000,000.00), subject to adjustment and as otherwise provided herein. The parties mutually shall agree as to the allocation of the Purchase Price among the Individual Real Properties prior to the expiration of the Inspection Period.

3.2 Deposit.

Within two (2) business days of the Inspection Period Commencement Date, Buyer shall deposit with First American Title Insurance Company at Boston, Massachusetts (the “Title Company”) the sum of Five Million and 00/100 Dollars ($5,000,000.00) (the “Initial Deposit”) to secure Buyer’s obligations under this Agreement. Within two (2) business days of the expiration of the Inspection Period (as defined in Section 5.4 below), if Buyer has not timely terminated this Agreement, Buyer shall deposit with the Title Company an additional Five Million and 00/100 Dollars ($5,000,000.00) (the “Additional Deposit”; the Initial Deposit and Additional Deposit are hereinafter collectively referred to as the “Deposit”). The Title Company shall maintain the Deposit in an interest bearing money market account with an FDIC insured bank, and the Deposit and all interest thereon (collectively, the “Escrow Deposit”) shall be maintained by the Title Company in such account and shall be disbursed pursuant to the terms and conditions of this Agreement and the Deposit Escrow Agreement attached hereto as Schedule 3.2 (the “Deposit Escrow Agreement”).

3.3 Balance of Purchase Price.

On the Closing Date (as hereinafter defined), Buyer shall pay the Purchase Price, subject to a credit for the Deposit and subject to adjustment as specified herein, by wire transfer of immediately available federal funds.

3.4 Prorations of Taxes.

All real and personal property taxes attributable to the year in which the Closing occurs shall be prorated and adjusted as of the Closing Date as an adjustment at the Closing (regardless of whether such taxes and special assessments are then due and payable or delinquent) using the methodology customarily used in the jurisdiction in which each Property is located. If the tax statements for the year during which the Closing Date occurs are not finally determined, then one hundred five percent (105%) of the tax figures for the immediately prior year shall be used for the purposes of prorating taxes on the Closing Date, with a further adjustment to be made after the Closing Date as soon as such tax figures are finalized. All special assessments which may be amortized over a number of years shall be prorated as of the Closing Date, with Seller responsible only for the period ending on the day prior to the Closing Date. Any tax refunds or proceeds (including interest thereon) on account of a favorable determination resulting from a challenge, protest, appeal or similar proceeding relating to taxes and assessments relating to the Property (i) for all tax periods occurring prior to the applicable tax period in which the Closing occurs shall be retained by and paid exclusively to Seller and (ii) for the applicable tax period in which the

Closing occurs shall be prorated as of the Closing Date after reimbursement to Seller and Buyer, as applicable, for all fees, costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred by Seller or Buyer, as applicable, in connection with such proceedings such that Seller shall retain and be paid that portion of such tax refunds or proceeds as is applicable to the portion of the applicable tax period prior to the Closing Date and Buyer shall retain and be paid that portion of such tax refunds or proceeds as is applicable to the portion of the applicable tax period from and after the Closing Date. Seller shall consult with Buyer and provide Buyer with an opportunity to comment prior to settling any tax protests or proceedings which are currently pending, as set forth on Schedule 3.4 hereto. After the Closing, Buyer shall be responsible for and control any tax protests or proceedings for any period for which taxes are adjusted between the parties under this Agreement and for any later period. Buyer and Seller shall cooperate in pursuit of any such proceedings and in responding to reasonable requests of the other for information concerning the status of and otherwise relating to such proceedings; provided, however, that neither party shall be obligated to incur any out-of-pocket fees, costs or expenses in responding to the requests of the other.

3.5 Prorations of Contracts and Prepaid Expenses.

To the extent Property Contracts (as hereinafter defined) are not terminated pursuant to Section 4.2(e) below, prepaid or past due amounts under any Assigned Contracts shall be prorated and adjusted as of the Closing Date. Buyer shall be charged for those prepaid expenses allocable to any period after the Closing Date, including, without limitation, annual permit and confirmation fees, fees for licenses and all security or other deposits.

3.6 Utilities.

Seller shall cause all meters for electricity, gas, water, sewer or other utility usage at the Property to be read on the Closing Date, and Seller shall pay all charges for such utility charges which have accrued on or prior to the Closing Date, provided, however, that if and to the extent such charges are paid directly by tenants, no such reading or payment shall be required. If the utility companies are unable or refuse to read the meters on the Closing Date, all charges for such utility charges to the extent unpaid shall be prorated and adjusted as of the Closing Date based on the most recent bills therefor. If utility charges are not payable by the tenants, Seller shall make reasonable efforts to provide notice to Buyer three (3) business days prior to the Closing Date setting forth (i) that utility meters shall be read as of the Closing Date, or (ii) that utility meters shall not be read on the Closing Date, along with a copy of the most recent bill for any utility charges which are to be prorated and adjusted as of the Closing Date. If the meters cannot be read as of the Closing Date and, therefore, the most recent bill is used to prorate and adjust as of the Closing Date as an adjustment at the Closing, then to the extent that the amount of such prior bill proves to be more or less than the actual utility charges for the period in question, a further adjustment shall be made after the Closing Date in accordance with Section 3.9 hereof.

3.7 Rent Prorations.

Collected rents for the then current period, and security deposits (the full amount thereof with interest earned thereon, if any), prepaid rentals, common area maintenance charges, promotional charges, service charges, tax charges and all other incidental expenses and charges paid by tenants under the Leases, in each case to the extent collected for the current period and any future periods, shall be apportioned and full value shall be adjusted and prorated as of the Closing Date. Except for the Interim Leases (as hereinafter defined) and except as set forth in Schedule 3.7 or Schedule 4.1(b) hereto, all lease commissions and all improvement allowances and improvement commitments payable or to be performed before the Closing Date with respect to the Leases shall be charged to Seller as an adjustment at the Closing. All lease commissions and all improvement allowances and improvement commitments payable or to be performed after the Closing Date with respect to the Leases as set forth in Schedule 3.7, Schedule 4.1(b) or in the Leases shall be paid or performed by Buyer. Buyer shall be responsible for all lease commissions, improvement allowances and improvement commitments payable or to be performed, before or after the Closing Date, with respect to the Interim Leases. For purposes hereof, “Interim Leases” shall mean (i) the lease by and between Merrimack Valley Industrial Associates Limited Partnership and Merrill Communications LLC for approximately 126,000 square feet of rentable space at the Individual Real Property located at 515 Woburn Street, Tewksbury, Massachusetts; (ii) the lease by and between Equity Industrial Limited Partnership V and Scholastic Book Fairs, Inc. for approximately 344,000 square feet of rentable space at the Individual Real Property located at 100 Adams Road, Clinton, Massachusetts; (iii) the lease by and between Equity Industrial Limited Partnership V and Staples Contract & Commercial, Inc. for approximately 86,000 square feet of rentable space at the Individual Real Property located at 100 Adams Road, Clinton, Massachusetts; and (iv) any proposed new lease, lease modification, lease amendment, lease cancellation, lease termination, lease extension, lease assignment or sublease executed by Seller with respect to any Individual Real Property or any portion thereof after the date of this Agreement and approved or deemed approved by Buyer in accordance with Section 4.2(c) hereof. To the extent that any of the security deposits for the Property are in the form of letters of credit, Seller shall, on or prior to the Closing, assign such letters of credit to Buyer, in accordance with the terms thereof, and take all necessary steps to cause such letters of credit to be transferred to Buyer. Any insurance proceeds payable in connection with a pre-existing casualty at the Individual Real Property located at 111 Adams, Clinton, Massachusetts shall be payable to Seller.

3.8 Uncollected Rents.

All rentals and other charges payable in arrears and uncollected and all other uncollected rents (including common area maintenance charges, annual adjustments thereto and annual tenant reconciliations) for the current and prior rental periods, less the reasonable third party out-of-pocket expenses of collection thereof, shall be apportioned (if and when collected by either party), but shall not be adjusted at Closing. As to any tenants that are delinquent in the payment of rent on the Closing Date, Buyer shall use reasonable efforts (but shall not be required to commence legal action) to collect or cause to be collected such delinquent rents following the Closing Date. Any and all rents so collected by Buyer following the Closing (less a deduction for all reasonable collection costs and expenses incurred by Buyer) will be successively applied to the payment of (x) rent due and payable in the month in which the Closing occurs, (y) rent due and payable in the months following the month in which the Closing occurs but prior to the month in which payment is made; and (z) rent due and payable in the months preceding the month in which the Closing occurs (up to and including the month in which payment is made). Notwithstanding the foregoing, any rent payment made by a tenant that is identified or designated by such tenant as payment of any delinquent rent shall be applied to such delinquent rent. If all or part of any rents or other charges received by Buyer following the Closing is allocable to Seller pursuant to the foregoing sentence, then such sums shall be promptly paid to Seller. Seller reserves the right to collect delinquent rents owed to Seller and to pursue any damages remedy Seller may have against any tenant with respect to such delinquent rents, but shall have no right to exercise any other remedy under the Lease (including, without limitation, termination or eviction).

3.9 Estimates.

In the event, on the Closing Date, the precise figures necessary for any of the foregoing adjustments are not capable of determination, then, at Buyer’s option, those adjustments shall be made on the basis of good faith estimates of Buyer and Seller using currently available information, and final adjustments shall be made within six (6) months after the Closing Date to the extent precise figures are determined or become available. Notwithstanding the foregoing, with respect to all year-end common area maintenance and real estate tax reconciliations with tenants under the Leases, final adjustments between Buyer and Seller shall be made within three (3) months of the final determination of such reconciliations.

3.10 Adjustment Payments.

The net amount of all adjustments to be made under this Article 3 shall be paid on the Closing Date in immediately available funds. All post-closing adjustments shall be made in immediately available funds.

3.11 Calculation of Prorations.

Unless otherwise indicated in Section 3.4 or in the utility bills pursuant to Section 3.6, all apportionments and prorations made hereunder shall be made based on the number of days of ownership of the Property in the period applicable to the apportionment, with Buyer entitled to income and responsible for expenses for the Closing Date. Prorations of annual payments shall be made based on the number of days of ownership in the applicable annual period.

3.12 Seller’s Closing Costs.

At the Closing, Seller shall pay and be responsible for the amount due for (i) those deed stamps, conveyance or transfer tax, documentary tax or any other tax or charge substituted therefor imposed in connection with the consummation of the sale contemplated hereby (the “Transfer Taxes”) indicated on Schedule 3.1 hereof as payable by Seller (but not any stamp, intangible, mortgage or other taxes imposed in connection with any loan, mortgage, deed of trust or similar instrument obtained by Buyer); (ii) one-half (1/2) of any fees charged by the Title Company, in its capacity as the escrow agent hereunder; (iii) recording charges for any instrument which releases or discharges any lien as required by Article 6 hereto; and (iv) Seller’s counsel’s fees and expenses.

3.13 Buyer’s Closing Costs.

At the Closing, Buyer shall pay and be responsible for (i) those Transfer Taxes indicated on Schedule 3.1 hereof as payable by Buyer, and the entire amount due for any stamp, intangible, mortgage, or other taxes imposed in connection with any loan, mortgage, deed of trust or similar instrument obtained by Buyer; (ii) recording charges (other than as listed in Section 3.13 above); (iii) charges necessary to obtain the surveys described in Section 6.1 below; (iv) charges necessary to obtain the title insurance policies and all endorsements thereto described in Section 6.1 below; (v) one-half (1/2) of the fees charged by the Title Company, in its capacity as the escrow agent hereunder; and (vi) Buyer’s counsel’s fees and expenses.

3.14 Closing Statement.

Seller shall prepare a draft closing statement or provide Buyer with sufficient information to prepare a draft closing statement at least five (5) business days prior to the Closing.

3.15 Survival.

The provisions of this Article 3 shall survive the Closing.

ARTICLE 4

Representations, Warranties, Covenants and Agreements

4.1 Seller’s Representations and Warranties.

Seller makes the representations and warranties to Buyer which are set forth below, as of the date of this Agreement and as of the Closing Date, provided that Buyer acknowledges and agrees that each of such representations and warranties is expressly qualified by any information set forth in the Due Diligence Materials. Buyer hereby acknowledges and agrees (i) that, except as otherwise specifically set forth herein, Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Property, and (ii) that, other than as specifically set forth below in this Section 4.1, Seller is not making and has not at any time made any representation or warranty of any kind or nature, either oral or written, directly or indirectly, expressed, implied, statutory or otherwise, with respect to the Property, including, without limitation, representations or warranties as to habitability, merchantability, fitness for a particular purpose, title (other than Seller’s limited warranty of title set forth in the Deeds), zoning, tax consequences, latent or patent physical or environmental condition, health or safety matters, utilities, operating history or projections, valuation, projections, the applicability of any laws, rules or regulations or compliance therewith. Based upon Buyer’s familiarity with the Property, Buyer’s due diligence relating the Property and Buyer’s experience and knowledge as to the market in which the Property is situated and as to investment in and operation of real estate in the nature of the Property and commercial real estate in general, Buyer shall purchase the Property on the Closing Date in its “AS IS, WHERE IS AND WITH ALL FAULTS” condition, without any representation or warranty whatsoever, as aforesaid, except as expressly set forth in this Section 4.1, and Buyer fully assumes the risk that adverse latent or patent physical, structural, environmental, economic or legal conditions may not have been revealed by Buyer’s investigations. Seller and Buyer acknowledge that the Purchase Price to be paid to Seller for the Property has taken into account that the Property is being sold subject to the foregoing provisions of this Section 4.1. Any liability of Seller hereunder shall be joint and several, and Seller hereby agrees that it shall maintain, during the Survival Period (as defined herein), a combined net worth of no less than Ten Million and 00/100 Dollars ($10,000,000.00)

(a) As of April 20, 2007 (the “Consent Date”), this Agreement shall have been duly authorized, executed and delivered by each party comprising the Seller and all consents hereto required under Seller’s organizational documents or by law shall have been obtained. All documents that are to be executed by Seller and delivered to Buyer on the Closing Date will be, as of the Closing Date, duly executed, authorized and delivered by Seller. This Agreement, as of the Consent Date, and all such documents, as of the Closing Date, shall be legal, valid and binding obligations of Seller, enforceable in accordance with their terms, and will not, as of the Consent

Date and as of the Closing Date, violate any provisions of any agreement or judicial or administrative order to which Seller is a party or to which Seller or the Property (or any portion thereof) is subject.

(b) Except as set forth in Schedule 4.1(b) attached hereto, there are no actions, suits or proceedings (including arbitration proceedings) pending or, to Seller’s knowledge, threatened against Seller, the Property or Seller’s interest therein, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

(c) Except as set forth in Schedule 4.1(c) attached hereto, to Seller’s knowledge there are no condemnation actions against or relating to the Property or any portion thereof, nor has Seller received any written notice of any such action being contemplated.

(d) There are no leases affecting the Property as of the date hereof except as listed in the rent roll (the “Rent Roll”) attached hereto as Schedule 4.1(d) (the “Leases”). True, accurate and complete copies of the Leases have been delivered to Buyer. Each of the Leases is in full force and effect according to the terms set forth therein and, except as set forth in Schedule 4.1(d), has not been modified, amended or altered. Except as set forth in the Leases, no tenant under a Lease has the right (i) to terminate such Lease prior to the scheduled expiration thereof; or (ii) to purchase the Property or any part thereof. Except as set forth on Schedule 4.1(d), to Seller’s knowledge no tenant under a Lease is in default under any material provision of its Lease. Except as set forth on Schedule 4.1(d), no tenant under a Lease is in arrears in the performance of any monetary obligation required of it under its Lease beyond any applicable notice and cure period. Except as set forth on Schedule 4.1(d) or Schedule 4.1(b), Seller has not received any written notice of a landlord default from any tenant under a Lease. Except as set forth on Schedule 4.1(d) or in the Leases, Landlord has not entered into any agreement to undertake any tenant improvement work under any of the Leases. Except as set forth on Schedule 3.7 or in the Leases, Landlord has not entered into any agreement to pay any leasing commissions and knows of no such agreement which would be binding on the Buyer. Except as set forth on Schedule 4.1(d), no amount payable by any tenant under any Lease has been prepaid for more than one (1) month in advance of the due date thereof. All security deposits under a Lease are listed in Schedule 4.1(d) and shall be assigned or credited to Buyer, as Buyer elects, at the Closing. The amount so credited to Buyer shall be considered an adjustment due to Buyer under Article 3 above.

(e) Except for the Leases and except as listed on Schedule 4.1(e), there are no other contracts or agreements related to the use, ownership or operation of the Property to which Seller is a party which would be binding on Buyer after the Closing. True, correct and complete copies of all contracts listed on Schedule 4.1(e) (the “Property Contracts”) have been delivered to Buyer.

(f) To Seller’s knowledge, Seller is not in default under any of the covenants, easements or restrictions, including, without limitation, any environmental covenants, encumbering the Property or any constituent or portion thereof which has not been cured or waived.

(g) All financial information relating to the operation and maintenance of the Property which has been or will be delivered to Buyer is true, accurate and complete in all material respects.

(h) A list of all final environmental reports prepared on behalf of Seller or in Seller’s possession or, to Seller’s knowledge, in the possession of any of Seller’s consultants or engineers, is set forth in Schedule 4.1(h) attached hereto (“Seller’s Environmental Reports”). Except as set forth in the Seller Environmental Reports or as otherwise set forth on Schedule 4.1(h), (i) Seller has not entered into any consent decree or administrative order for any alleged violation of laws relating to Hazardous Materials, as hereinafter defined (the “Environmental Laws”); (ii) during the period of Seller’s ownership of the applicable Property, Seller has not received any summons, citation, directive, order, claim, pleading, investigation, proceeding, judgment, letter or any other written communication alleging a violation of or asserting liability under any Environmental Law from the United States Environmental Protection Agency (“USEPA”), any other governmental authority, or any other person; (iii) Seller has not, nor, to Seller’s knowledge, has any tenant generated, stored or disposed of any Hazardous Materials at the Property or transported any Hazardous Materials off site from the Property except in accordance with applicable Environmental Laws; (iv) to Seller’s knowledge, there are no underground storage tanks located at the Property; (v) to Seller’s knowledge, there is no asbestos-containing materials or presumed asbestos-containing materials at the Property; and (vi) the Property, or any parcel thereof, is not an “establishment” as that term is defined pursuant to Conn. Gen. Stat. section 22a-134 et seq. For purposes hereof, “Hazardous Materials” means any petroleum, petroleum product, fuel oil, waste oil, explosive, and any other substance currently defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “pollutants” or “toxic substances” under United States or analogous state laws or regulations.

(i) Except as set forth in the Leases, Seller has not entered into any contracts other than this Agreement for the sale of the Property or any constituent or portion thereof which are currently binding on Seller.

(j) Seller has not, to Seller’s knowledge, failed to provide Buyer with any information with respect to the Property that would be material to a prudent purchaser thereof.

(k) Seller is in compliance with, and, to Seller’s knowledge, all beneficial owners of Seller are, in compliance with the requirements of Executive Order No. 13224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Neither Seller nor, to the best of Seller’s knowledge, any beneficial owner of Seller:

(1) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(2) has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(3) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(l) Neither Seller nor any constituent partner thereof is a foreign corporation, foreign partnership or foreign estate (as such terms are defined in Section 1445 of the Internal Revenue Code).

For purposes of this Agreement, phrases such as “to Seller’s knowledge” or “of which Seller has knowledge” shall mean the actual knowledge of Donald A. Levine, Lewis Heafitz, Neal Shalom, Bruce Levine and Charles Kibbee (individually and collectively, the “Knowledge Parties”), and shall not be construed, by imputation or otherwise, to refer to the knowledge of any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof, or to impose on the Knowledge Parties any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. This definition of “knowledge” is intended solely to establish the scope of facts that shall be considered known by Seller for the purposes of this Agreement and not to impose on the Knowledge Parties any personal liability.

The foregoing representations and warranties shall be continuing and shall be true and correct on and as of the Closing Date with the same force and effect as if made on that date. If any of the foregoing representations and warranties is not true when made, or when remade at Closing, Buyer may consider such misrepresentation to be a default under this Agreement, entitling Buyer to pursue the remedies set forth in and as limited by Section 11.1; provided, however, that Buyer shall not make any post-Closing claim on account of a breach of any representation or warranty of Seller hereunder (i) unless the damages incurred with respect to any such individual claim exceed Ten Thousand and 00/100 Dollars ($10,000.00) (a “Material Claim”); and (ii) unless and until the aggregate measure of such Material Claims exceeds Five Hundred Thousand and 00/100 Dollars ($500,000.00). If any of the foregoing representations and warranties is true as of the date hereof, but is materially untrue as of the Closing Date as a result of a matter, circumstance or event beyond the reasonable control of Seller, and provided that Buyer is aware of such untruth prior to the Closing Date, Buyer shall not be entitled to consider the untruth of the representation or warranty as an event of default under this Agreement, except as set forth in Section 11.1 below, but instead Buyer may, at its election and as its sole remedy, terminate this Agreement (except for those obligations that expressly survive such termination) by delivery of written notice to Seller, and in that event Buyer shall be entitled to a return of the Escrow Deposit from the Title Company. In addition and notwithstanding any provision herein to the contrary, in the event that at or prior to Closing, Buyer is aware of the untruthfulness or material inaccuracy of any of the Seller’s representations and warranties made hereunder or in any Closing document, and Buyer proceeds with the Closing, Buyer shall be estopped from claiming a breach of such representation or warranty following Closing. Seller’s representations and warranties shall survive Closing only for a period of one (1) year from the Closing Date (the “Survival Period”).

4.2 Seller’s Covenants.

Seller hereby covenants and agrees with Buyer that:

(a) At all times from the execution of this Agreement to the Closing Date, it shall maintain the Property in substantially the same condition as the same is in as of the date of this Agreement, subject only to reasonable use and wear and the terms of Article 9 hereof.

(b) At all times from the execution of this Agreement to the Closing Date, it shall maintain or cause the tenants to maintain in force fire and extended coverage casualty insurance on the Improvements.

(c) From and after the date hereof through the Closing Date, Seller may not enter into new leases affecting the Property or any portion thereof or modify, amend, cancel, terminate, extend or change the terms of any existing Lease or Permitted Exception (as hereinafter defined), without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. From and after the date hereof, Seller shall notify Buyer of any prospective proposed new lease, lease modification, lease amendment, lease cancellation, lease termination, lease extension, lease assignment or sublease setting forth the economic terms of the prospective proposed new lease, lease modification, lease amendment, lease cancellation, lease termination, lease extension, lease assignment or sublease as well as information as to the financial status and strength of any prospective replacement tenant. Buyer shall have five (5) business days to review such summary and a second five (5) business day period to review the final agreement, once drafted. If Buyer does not object in writing during either such five (5) day period, then Buyer shall be deemed to have accepted the proposed new lease, lease modification, lease amendment, lease cancellation, lease termination, lease extension, lease assignment or sublease.

(d) Except as otherwise expressly set forth herein, from and after the date hereof through the Closing Date, Seller shall not enter into any new contracts or agreements which are not terminable at Closing or place any encumbrance on the Property, without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed.

(e) Seller shall terminate, as of the Closing Date, those Property Contracts which are terminable without cost, unless Buyer requests otherwise by written notice to Seller prior to the expiration of the Inspection Period. Any Property Contracts which are designated by Buyer as contracts or agreements which should not be terminated shall, if assignable, be assigned to Buyer at Closing, which assignment shall be without recourse to Seller (the “Assigned Contracts”).

(f) Seller shall make all records, invoices, bills and other information and materials relating to the operation of the Property available for Buyer to inspect and copy.

(g) As more particularly set forth in Section 7.2(d) below, Seller shall prepare tenant estoppel certificates for each tenant under the Leases in the form attached to or described in each Lease, if there is a form attached to or described in such Lease, or in the form customarily used by such tenant, and otherwise in the form attached hereto as Schedule 4.2(g) and submit the same to all such tenants.

(h) Seller shall assign to Buyer at Closing all warranties relating to the Property which may be assigned, which assignment shall be without recourse to Seller.

(i) During the pendency of this Agreement, neither Equity Industrial Partners Corp. (“EIP”), nor any of the entities comprising Seller, nor any of their respective officers,

employees, members, partners or affiliates shall solicit or enter into any discussions relating to or regarding the sale, refinancing, recapitalization, entering into a partnership or joint venture or any similar agreements or transactions with regard to the Property or any portion thereof; provided, however, that the foregoing covenant shall not be deemed to prohibit EIP, any of the entities comprising Seller, or any of their respective officers, employees, members, partners or affiliates from soliciting or entering into any discussions relating to or regarding any financing, refinancing or recapitalization arrangements with respect to the Property with Seller’s existing lenders.

(j) Prior to the Closing Date, Seller shall complete the repair work set forth on Schedule 4.2(j) hereto.

4.3 Buyer’s Representations and Warranties.

Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date that this Agreement has been duly authorized, executed and delivered by Buyer and all consents required under Buyer’s organizational documents or by law have been obtained. All documents that are to be executed by Buyer and delivered to Buyer on the Closing Date have been, or on the Closing Date will be, duly executed, authorized and delivered by Buyer. This Agreement and all such documents are, and on the Closing Date will be, legal, valid and binding obligations of Buyer, enforceable in accordance with their terms and do not, and, at the time of the Closing Date will not, violate any provisions of any agreement or judicial or administrative order to which Buyer is a party or to which Buyer or the Property (or any portion thereof) is subject.

ARTICLE 5

Access, Inspection, Diligence

5.1 Inspections.

Seller agrees that Buyer and its authorized agents or representatives shall be entitled to enter upon the Real Property and the Improvements during normal business hours upon advance written notice to Seller to make such investigations, studies and tests including, without limitation, tenant interviews, surveys, and engineering studies, as Buyer deems necessary or advisable, all as more specifically set forth below. Unless Seller otherwise agrees, Buyer and its agents and representatives must be accompanied by a designated representative of Seller during the course of any such investigations or tests. Buyer shall not interview or otherwise contact a tenant without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

All investigations performed by Buyer hereunder (the “Property Investigations”) shall be at Buyer’s sole cost and expense and shall be performed without causing any material damage to the Property or any interruption in the business operations of any tenants at the Property. To the extent that Buyer desires to gain access to space currently occupied by tenants, Buyer shall notify Seller and Seller shall arrange with the specific tenant a time reasonably satisfying to both Buyer and such tenant for such access. Buyer shall take all reasonable precautions to minimize the impact of such Property Investigations on the Property and shall restore the Property in a timely manner at Buyer’s sole cost to the condition that existed immediately prior thereto. Buyer and Seller hereby acknowledge and agree that Buyer’s Property Investigations may include surveying and engineering studies and a Phase I or Phase II environmental site assessment. Buyer shall obtain Seller’s advance approval of the scope of any proposed Property Investigation, particularly as it may involve the investigation of ground water or subsurface soil conditions, and Buyer shall allow Seller’s representative to be present during any such Property Investigations. Except as specifically provided below, Buyer shall keep confidential and not to disclose the results of any Property Investigations or the contents of any Seller Environmental Reports.

In the event that Buyer determines that Buyer is required by applicable law to notify a federal, state or local governmental agency or any other party with respect to the conditions at the Property as a result of any Property Investigation, Buyer shall immediately notify Seller of such requirement and Seller shall make such disclosure as Seller determines to be appropriate. If Seller determines not to notify such public agency or other party after such notice and Buyer feels that Buyer is still required by law to make such disclosure and so notifies Seller, Seller shall hire an independent consultant reasonably approved by Buyer to make the determination of whether such public disclosure is required and such determination will be binding upon both parties hereto.

Buyer hereby assumes all risk associated with the Property Investigations and agrees to indemnify, defend and hold Seller and its tenants, employees, consultants and contractors harmless against any claim or demand on account of any loss, damage or injury to any person or property by reason of any act, omission or negligence by Buyer or any of its consultants or employees in connection with the Property Investigations, except such as may arise out of the mere discovery of existing conditions on the Property. Buyer agrees at all times during the entries onto the Property that either Buyer or its contractors shall carry comprehensive general liability insurance on an occurrence basis (including contractual liability, contractor’s protective liability, personal injury and property damage coverage) in a combined single limit of at least $1,000,000, with a deductible of no more than $50,000, employer’s liability in the amount of $500,000 (each accident) and the statutory limit with respect to workers compensation, and shall provide Seller with evidence of such insurance coverage, if requested, prior to any entry onto the Property.

5.2 Due Diligence Materials.

Buyer and Seller hereby agree and acknowledge that Seller has heretofore provided Buyer with the information and materials listed on Schedule 5.2 attached hereto (the “Due Diligence Materials”). Seller shall, during normal business hours, upon advance written notice to Seller, make all books, records, plans, building specifications, contracts, agreements or other instruments or documents contained in Seller’s files relating to the construction, operation and maintenance of the Property available to Buyer where such files are located or, at Seller’s election, at the offices of Equity Industrial Partners Corp. at 145 Rosemary Street, Needham, Massachusetts.

5.3 Review of Materials.

Subject to the terms and conditions of the Right of Entry Agreement, Buyer shall have the right to commence and actively pursue such due diligence as it may deem prudent.

5.4 Inspection Period.

On or before April 23, 2007 (the “Inspection Period Commencement Date”), Buyer shall immediately commence its due diligence inspections, including ordering any third-party reports.

Buyer shall notify Seller no later than May 14, 2007 (the “Inspection Period”) of any objectionable matters revealed in Buyer’s inspection of the Property (“Inspection Period Objections”). In the event that Buyer’s due diligence shall reveal any Inspection Period Objections, then Buyer may elect, by written notice to Seller, on or before 5:00 p.m. Eastern Time on the expiration of the Inspection Period, not to proceed with the transaction described herein. In such event, the Title Company is hereby required to return the Escrow Deposit in accordance with the Deposit Escrow Agreement and this Agreement shall be null and void without recourse to either party hereto.

Notwithstanding anything to the contrary contained herein, in the event Buyer has been unable to obtain, despite its due diligence, (i) a final third-party environmental report with respect to any Individual Real Property; or (ii) a Survey (as hereinafter defined) with respect to any Individual Real Property on or before the expiration of the Inspection Period, Buyer shall so notify Seller, which notice shall identify the Individual Real Property or Properties affected, and thereupon the Inspection Period shall be extended for a further period of ten (10) days with respect to such Individual Real Property or Properties only; provided, however, that Buyer may exercise its termination right under this Section 5.4 only if any such new environmental report or Survey reveals adverse matters which are material in nature and which did not appear in the Due Diligence Materials.

ARTICLE 6

Title and Survey

6.1 Title and Survey Review.

Buyer shall, prior to the end of the Inspection Period, review the Due Diligence Materials relating to title and survey matters. Buyer shall cause to be prepared for its behalf title insurance commitments, including such affirmative insurance and endorsements as Buyer may desire (the “Title Commitments”). Buyer shall also cause to be prepared ALTA/ACSM as built surveys of the Real Property, certified to Buyer, the title insurance company, and any lender of Buyer (and Buyer shall make reasonable efforts, which efforts shall not require Buyer to incur additional costs and expenses, to have such surveys also certified to Seller) (the “Surveys”). Such Title Commitments and Surveys are referred to herein as the “Title Evidence.”

6.2 Title Objection.

Prior to the expiration of the Inspection Period, Buyer may make such written objections (“Title Objections”) to the form and/or contents of the Title Evidence as Buyer may wish. Buyer’s failure to make a Title Objection with respect to a particular matter prior to the expiration of the Inspection Period will constitute a waiver of Title Objections with respect to that particular matter. Any title matter existing as of the date hereof and not objected to by Buyer prior to the expiration of the Inspection Period shall be a “Permitted Exception” hereunder.

6.3 Seller’s Cure of Title Objections.

If Buyer serves a notice of Title Objections and provides Seller with a description of the Title Objection, Seller may, but shall not be obligated to, elect to remove the basis for the Title

Objection, provided, however, that Seller shall be obligated to undertake such cure with respect to all Title Objections which can reasonably be cured at a cost not to exceed One Million and 00/100 Dollars ($1,000,000.00) and all Monetary Liens (as defined below). If Seller notifies Buyer in writing that it elects not to attempt to cure any Title Objections raised by Buyer, then Buyer may within three (3) business days of receipt of such notice elect to (i) terminate this Agreement and receive a refund of the Escrow Deposit, or (ii) proceed to close without any reduction in the Purchase Price. Notwithstanding the foregoing, Seller shall remove or cure by payment of funds from the Closing any voluntary liens securing payment of an ascertainable amount (“Monetary Liens”). The Closing shall be extended for a period of up to thirty (30) days to permit Seller to cure any Title Objections which it elects to attempt to cure or is required to cure as set forth above (the “Cure Period”). Seller shall remove any encumbrances or exceptions to title which are created by, through or under Seller after the date of the applicable Title Commitments and which are not consented to by Buyer under the terms hereof. Buyer shall have the right to a dollar-for-dollar adjustment under Article 3 in favor of Buyer in the amount of any Monetary Liens which are unsatisfied on the Closing Date. If the Title Objections are not cured prior to Closing as extended for the Cure Period, Buyer shall have the option as its sole and exclusive remedies to (i) terminate this Agreement and receive a refund of the Escrow Deposit, or (ii) proceed to close without any reduction in the Purchase Price. If Buyer elects the latter, any uncured Title Objections shall be deemed Permitted Exceptions. If this Agreement is terminated pursuant to this Section 6.3 or Section 5.4, then Buyer shall deliver to Seller copies of the surveys, if any, and the test results obtained by it with respect to the Property.

6.4 Required State of Title.

At the Closing, Seller shall convey to Buyer (or to Buyer’s nominee), by the type of deed set forth on Schedule 6.4 hereto with respect to each Individual Real Property (collectively, the “Deeds”), good and clear record and marketable fee simple title to all of the Land and the Improvements free and clear of any and all tenancies and other occupancies, liens, encumbrances, conditions, easements, assessments, restrictions and other conditions, except for the following:

(a) The lien, if any, for real estate taxes not yet due and payable;

(b) the Leases;

(c) the Permitted Exceptions; and

(d) provisions of existing building and zoning laws and ordinances.

Notwithstanding anything herein to the contrary, Buyer and Seller hereby agree and acknowledge that, pursuant to that certain Lease, dated as of September 19, 2006 (the “Compass Lease”), by and between Partners Community Healthcare, Inc. and Compass Medical, P.C., as tenant (collectively, “Compass”), and Equity Industrial E. Bridgewater Limited Partnership, as landlord (the “Landlord”), with respect to certain property located in East Bridgewater, Massachusetts (the “Compass Premises”) and adjacent to the Individual Real Property located at 600 North Bedford Street, East Bridgewater, Massachusetts (the “E. Bridgewater Property”), (i) Compass has the right of first refusal with respect to the lease of any space in, inter alia, the E. Bridgewater Property if the owner of the E. Bridgewater Property intend to lease any portion thereof to a Medical Service Provider (as such term is defined in the Compass Lease) (the “Compass ROFR”); and (ii) Landlord has agreed that it shall not permit, inter alia, the owner of the E.

Bridgewater Property to lease any portion of the E. Bridgewater Property during the term of the Compass Lease for the conduct of any medical services set forth in Exhibit F to the Compass Lease or to sell or lease any portion of the E. Bridgewater Property to any of the medical service providers set forth in Exhibit G to the Compass Lease (the “Compass Exclusive”). Buyer hereby agrees to comply with the foregoing restrictions and to permit Seller to record with respect to the E. Bridgewater Property a notice of the Compass ROFR and a restrictive covenant reflecting the Compass Exclusive in accordance with the terms of the Compass Lease and otherwise in such form as may be mutually agreed upon by Buyer and Seller prior to the expiration of the Inspection Period and such notice and covenant shall constitute a Permitted Exception hereunder.

Evidence of conveyance of title in accordance with the requirements of this Section 6.4 shall be the issuance by the Title Company of ALTA extended coverage policies of title insurance with respect to each Individual Real Property, or the functional equivalent in any states where portions of the Property are located that do not issue such form of title policy, in the aggregate amount of the Purchase Price subject to the matters set forth in clauses (a) – (d) of this Section 6.4 and with such endorsements or supplemental coverage as the Title Company shall have committed to have issued prior to the expiration of the Inspection Period (the “Title Policy”).

6.5 Personal Property and Intangible Property.

At the Closing, Seller shall convey the Personal Property and Intangible Property, if any, to Buyer by bill of sale and assignment substantially in the form of Schedule 6.5 hereto.

ARTICLE 7

Conditions to Seller’s and Buyer’s Performance

7.1 Conditions to Seller’s Obligations.

The obligations of Seller to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Seller at its discretion):

(a) Buyer having performed in all material respects all covenants and obligations required by this Agreement to be performed by Buyer on or prior to the Closing Date; and

(b) Payment of the Purchase Price, as adjusted and prorated hereunder.

7.2 Conditions to Buyer’s Obligations.

The obligations of Buyer to consummate the transaction contemplated by this Agreement are, in addition to the other terms and conditions of this Agreement, subject to the following (any one or more of which may be waived in whole or in part by Buyer at its discretion):

(a) The representations and warranties made by Seller in this Agreement being true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and Seller shall deliver a certificate to such effect at Closing;

(b) Seller having performed in all material respects all covenants and obligations in all material respects required by this Agreement to be performed by Seller on or prior to the Closing Date;

(c) All Property Contracts which are terminable by Seller and not being assigned to Buyer shall have been terminated in accordance with Section 4.2(e) above;

(d) Receipt by Buyer at least five (5) business days prior to the Closing of (i) estoppel certificates dated within thirty (30) days of the Closing Date in the form required by Section 4.2(g) from tenants leasing at least seventy percent (70%) of the floor area of the Improvements and from all tenants under the Leases leasing in excess of 10,000 square feet in the Property; and (ii) with respect to any tenants for which an estoppel certificate is not received at least five (5) business days prior to the Closing Date, Seller shall provide a substitute representation and warranty from Seller with respect to each tenancy covering the lease matters that would be covered in such tenant certificate. Such Seller representation and warranty shall be in form and substance reasonably acceptable to Buyer and shall survive the Closing and continue in effect for the Survival Period unless subsequent to the Closing Seller delivers an acceptable estoppel certificate from such tenant as provided for herein;

(e) Subordination, non-disturbance and attornment agreements (“SNDAs”) from all tenants under the Leases, which SNDAs shall be acceptable to Buyer if they are substantially in the form set forth in the applicable Lease or substantially in the form previously delivered by such tenant to Seller’s lender;

(f) The Title Company is prepared to issue as of the Closing the Title Policy;

(g) Subject to Article 9 hereof, between the expiration of the Inspection Period and the Closing Date there shall have occurred no material adverse change in (i) the condition of the Property or (ii) title to the Property, such as the appearance of title matters not previously disclosed in the Title Commitment; and

(g) Between the expiration of the Inspection Period and the Closing Date, there shall have occurred no material adverse change in the Rent Roll attached hereto as Schedule 4.1(d) which causes the aggregate net operating income for the Property as of the Closing Date to be less than Thirty Seven Million and 00/100 Dollars ($37,000,000.00) per annum, as evidenced by (i) any updated Rent Roll delivered to Buyer prior to the Closing, (ii) any estoppel certificates received by Buyer pursuant to this Agreement, or (iii) any other documents or information delivered to Buyer pursuant to this Agreement.

ARTICLE 8

Closing

8.1 Escrow Closing.

Except as otherwise expressly provided in this Agreement, the consummation of the transaction contemplated in this Agreement (the “Closing”) shall occur through an escrow closing arrangement on the date which is thirty (30) days after the expiration of the Inspection Period (the

“Closing Date”); provided, however, that Buyer shall have the right to extend the Closing Date for two (2) periods of fifteen (15) days each (each such fifteen-day period being referred to herein as an “Extension Period”), if such extension is required in order to enable Buyer to finalize its financing arrangements for its acquisition of the Property, by written notice to Seller at least five (5) business days prior to the originally-scheduled Closing Date with respect to the first such extension, and at least five (5) business days prior to the expiration of the first Extension Period with respect to the second such extension. Buyer hereby agree that it shall reasonably cooperate with Seller in order to accommodate Seller’s schedule for defeasing certain existing loans encumbering the Property, provided, however, that Buyer shall not be required to agree to the release of any Closing proceeds until such time as the Title Company is prepared to issue the Title Policy to Buyer in accordance herewith. It is agreed that time is of the essence in this Agreement.

8.2 Seller’s Closing Deliveries.

On the Closing Date Seller shall deliver or cause to be delivered at its expense each of the following items to Buyer:

(a) Duly executed and acknowledged Deeds conveying the Real Property and the Improvements to Buyer with title as provided in Section 6.3, such Deeds to be as set forth on Schedule 6.4 with respect to each Individual Real Property;

(b) A duly executed bill of sale and assignment conveying the Personal Property and Intangible Property to Buyer;

(c) A duly executed assignment and assumption agreement regarding leases, rents, contracts, deposits, escrow accounts etc. (the “Assignment of Leases”);

(d) A duly executed assignment and assumption of the Assigned Contracts and the Intangible Property (the “Assignment of Contracts”) together with original counterparts of the Assigned Contracts and any warranties and guaranties and agreements governing the Intangible Property;

(e) A certificate or certificates of non-foreign status from Seller;

(f) Customary affidavits sufficient for the Title Company to delete any exceptions for parties in possession (other than tenants under Leases and those claiming under or through them), mechanic’s or materialmen’s liens from Buyer’s title policy;

(g) Evidence reasonably satisfactory to the Title Company of Seller’s authority to convey the Property pursuant to this Agreement, in form and substance satisfactory to Buyer and the Title Company;

(h) A counterpart original of the closing statement setting forth the Purchase Price, the closing adjustments and the application of the Purchase Price as adjusted;

(i) Original, fully executed tenant estoppel certificates or Seller’s warranty and representation as provided in Section 7.2(d)

(j) Original, fully executed SNDAs as provided in Section 7.2(e);

(k) Original executed notices to tenants regarding the transfer of the Property in the form of Schedule 8.2(k) attached hereto;

(l) A duly executed Management Contract (as hereinafter defined);

(m) Any and all transfer tax returns, declarations of value or other documents required under applicable law or necessary for recordation of the Deeds;

(n) Evidence that all Property Contracts (other than the Assigned Contracts and as otherwise provided in Section 4.2(e)) have been terminated;

(o) All books, records, plans, specifications, contracts, agreements and other instruments or documents to the extent requested by Buyer and in the possession of Seller related to the construction, operation and maintenance of the Property;

(p) Keys to all locks on the Property in Seller’s possession or control, if any; and

(q) A certificate from Seller stating that all representations and warranties set forth in Section 4.1 hereof remain true, accurate and complete in all material respects as of the Closing Date or, if any of the representations and warranties are not true, accurate or complete, stating with specificity any exceptions thereto.

8.3 Buyer’s Closing Deliveries.

On the Closing Date Buyer shall deliver or cause to be delivered at its expense each of the following to Seller:

(a) Evidence reasonably satisfactory to the Title Company of Buyer’s authority to enter into the transaction contemplated hereunder, in form and substance satisfactory to Buyer and the Title Company;

(b) A counterpart original of the closing statement setting forth the closing adjustments;

(c) A duly executed counterpart of the Assignment of Leases;

(d) A duly executed counterpart of the Assignment of Contracts; and

(e) A duly executed counterpart of the Management Contract.

8.4 Delivery of Deposit.

On the Closing Date the Title Company shall deliver or cause to be delivered the Escrow Deposit pursuant to the terms of the Deposit Escrow Agreement.

ARTICLE 9

Casualty and Condemnation

9.1 Damage or Destruction/Eminent Domain.

Buyer is bound to purchase the Property as required by the terms of this Agreement without regard to the occurrence or effect of any damage to or destruction of the Property or condemnation of the Property by right of eminent domain, provided that the occurrence of any damage or destruction to the Property involves repair costs equal to or less than $10,000,000.00 (“Damage Threshold Amount”), and any condemnation does not materially and adversely affect the use and value of the Property (“Immaterial Condemnation”). If Buyer is so bound to purchase the Property notwithstanding the occurrence of damage, destruction or condemnation, then upon the Closing: (i) in the event of damage covered by insurance or an Immaterial Condemnation occurring during the period prior to the Closing Date, Buyer shall receive a credit against the Purchase Price for such Property in the amount (net of collection costs and costs of repair reasonably incurred by the Seller and not then reimbursed) of any insurance proceeds or condemnation award collected and retained by the Seller as a result of any such damage, destruction or condemnation, plus (in the case of damage) the amount of the deductible portion of the Seller’s insurance policy, and the Seller shall assign to Buyer all rights to such net insurance proceeds or condemnation awards as shall not have been collected prior to the Closing; and (ii) in the event of damage not covered by insurance, Buyer shall receive a credit (not to exceed $10,000,000.00) in the amount of the estimated cost to repair such damage.

9.2 Major Casualty.

If any of the Improvements are damaged by fire or any other casualty (the cost for repair of which is reasonably estimated to exceed the Damage Threshold Amount) and are not substantially restored to the condition immediately prior to such casualty before the Closing Date, Buyer shall have the following elections:

(a) to acquire the Property in its then condition and pay the Purchase Price without regard to the casualty, in which event Seller shall pay over or assign to Buyer, on delivery of the Deeds, (i) all amounts recovered or recoverable by Seller on account of any insurance as a result of such casualty, less amounts reasonably expended by Seller for partial restoration; and (ii) an amount of money equal to Seller’s deductible and (iii) in the event of damage not covered by insurance, Buyer shall receive a credit (not to exceed $10,000,000) in the amount of the estimated cost to repair such damage; or

(b) to terminate this Agreement in which event the Title Company shall return the Escrow Deposit pursuant to the terms of the Deposit Escrow Agreement, this Agreement shall terminate and neither Seller nor Buyer shall have any recourse against the other.

9.3 Material Condemnation.

If any portion of or interest in the Property shall be taken or is in the process of being taken by exercise of the power of eminent domain or if any governmental authority notifies Seller prior to the Closing Date of its intent to take or acquire any portion of or interest in the Property, and such condemnation would materially and adversely affect the value of the Property (“Material

Condemnation”), Seller shall give notice promptly to Buyer of such event and Buyer shall have the right to terminate this Agreement by providing notice to Seller to such effect on or before the date which is ten (10) days from Seller’s notice to Buyer of such Material Condemnation or on the Closing Date, whichever occurs first, in which event the Title Company shall return the Escrow Deposit pursuant to the terms of the Deposit Escrow Agreement, this Agreement shall terminate, and neither Seller nor Buyer shall have any recourse against the other. If Buyer does not timely notify Seller of its election to terminate this Agreement, Buyer shall purchase the Property and pay the Purchase Price, and Seller shall pay over or assign to Buyer on delivery of the deed all awards recovered or recoverable by Seller on account of such Material Condemnation, less any amounts reasonably expended by Seller in obtaining such award.

ARTICLE 10

Brokerage Commissions

Seller and Buyer each mutually represent and warrant to the other that they have not dealt with, and are not obligated to pay, any fees or commissions to any broker in connection with the transaction contemplated by this Agreement other than James Thomson (the “Broker”). Seller is responsible for the compensation of the Broker pursuant to a separate agreement. Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising from any claims for brokerage or finder’s fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims shall be based upon alleged arrangements or agreements made by Buyer or on Buyer’s behalf. Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against all liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising from any claims for brokerage or finders’ fees, commissions or other similar fees in connection with the transaction covered by this Agreement insofar as such claims shall be based upon alleged arrangements or agreements made by Seller or on Seller’s behalf, including, but not limited to the Broker. The covenants and agreements contained in this Article shall survive the termination of this Agreement or the Closing of the transaction contemplated hereunder.

ARTICLE 11

Default, Termination and Remedies

11.1 Seller Default.

In the event that Seller breaches or shall have failed in any material respect on the Closing Date to have performed any of the covenants and agreements contained in this Agreement which are to be performed by Seller on or before the Closing Date, any representation or warranty of Seller herein was untrue in any material respect when made, or Seller shall have caused any representation or warranty to become untrue in any material respect between the date of this Agreement and the Closing, then Buyer shall have the right as its sole and exclusive remedy to (i) terminate this Agreement and receive the Escrow Deposit, in which event this Agreement shall be null and void without further recourse to either party hereto or (ii) take any and all legal actions necessary to compel Seller’s specific performance hereunder and to consummate the transaction contemplated by this Agreement in accordance with the provisions of this Agreement (subject, however, to such defects as are not reasonably susceptible to cure), provided however, in the event that Seller’s breach or failure to perform any covenant or agreement, or the untruthfulness of any representation or warranty is the result of Seller’s willful misconduct then, in additional to the right to terminate this Agreement as provided in clause (i) above, Buyer shall also have the right to pursue an action to recover the cost of Buyer’s out-of-pocket expenses incurred in connection with this transaction. In the event all of the conditions listed in Section 7.2 have not been satisfied or waived other than by reason of Seller’s breach described in the first sentence hereof, Buyer, as its sole remedy, may elect to terminate this Agreement and receive the Escrow Deposit and this Agreement shall be null and void without further recourse to either party hereto. If the Closing does take place hereunder, any damages recoverable from Seller shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00), and under no circumstances shall Seller be liable for consequential, punitive, special, exemplary or other damages that do not reflect actual, out-of-pocket expenses, and Buyer hereby waives any right to such damages. Subject to applicable principles of fraudulent conveyance, in no event shall Buyer seek satisfaction for any obligation from any partners, members, managers, shareholders, officers, directors, employees, agents, legal representatives, successors or assigns of any Seller, nor shall any of the foregoing have any personal liability for any such obligations of any Seller.

11.2 Buyer Default.

In the event all of the conditions to Closing contained in Section 7.2 above have been satisfied and Buyer defaults in its obligation to close hereunder, Seller shall be entitled to receive the Escrow Deposit as liquidated damages, in lieu of all other remedies available to Seller at law or in equity for such default. Seller and Buyer agree that the damages resulting to Seller as a result of such default by Buyer as of the date of this Agreement are difficult or impossible to ascertain and the liquidated damages set forth in the preceding sentence constitute Buyer’s and Seller’s reasonable estimate of such damages.

ARTICLE 12

Miscellaneous

12.1 Assignment.

Buyer may not assign any of Buyer’s rights or duties hereunder without the prior written consent of Seller, which consent may be withheld by Seller in its sole, absolute discretion. Notwithstanding the foregoing, Buyer may assign or transfer its rights under this Agreement to a joint venture entity in which it has an interest, any affiliate in which it has a (direct or indirect) economic interest, successor by operation of law, wholly owned subsidiary, entity controlled by Buyer or under common control with Buyer and to any entity owning all or substantially all of the assets of Buyer. The covenants and agreements contained in this Agreement shall extend to and be obligatory upon the permitted successors and assigns of the respective parties to this Agreement. Buyer shall in any event remain liable for the performance of its obligations hereunder.

12.2 Notices.

Any notice required or permitted to be delivered under this Agreement shall be in writing and shall be deemed given (i) when delivered or refused by hand during regular business hours, (ii) three (3) days after being sent by United States Postal Service, registered or certified mail, postage prepaid, return receipt requested and first class mail, postage prepaid, (iii) the next business day if sent by a reputable national overnight express mail service that provides tracing and proof of receipt or refusal of items mailed, or (iv) when sent if sent by facsimile during business hours, addressed to Seller or Buyer, as the case may be, at the address or addresses or facsimile number set forth below or such other addresses as the parties may designate in a notice similarly sent. Any notice given by a party to the Title Company shall be simultaneously given to the other party. Any notice given by a party to the other party relating to its entitlement to the Escrow Deposit shall be simultaneously given to the Title Company, provided that the failure to give such notice to the Title Company shall not impair the effectiveness of such notice. Notices to Seller, Buyer and/or the Title Company shall be delivered as follows:

(a)	If to Seller:

c/o Equity Industrial Partners Corp.

145 Rosemary Street, Suite E

Needham, Massachusetts 02494

Attn: Donald A. Levine

Phone: 781-449-9000

FAX: (781) 449-9050

with a copy to:

Dionne & Gass LLP

131 Dartmouth Street, Suite 501

Boston, Massachusetts 02116

Attn: Richard D. Gass, Esquire

Phone: 617-723-3300

FAX: 617-723-4151

(b)	If to Buyer:

c/o Hackman Capital Partners LLC

11111 Santa Monica Blvd., Suite 950

Los Angeles, CA 90025

Attn: Michael Hackman and Jonathan Epstein

Phone: 310-473-8900

FAX: 310-473-8827

with a copy to:

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94015

Attn: William G. Murray, Jr.

Phone: 415-773-5807

FAX: 415-773-5759

(c)	If to the Title Company:

First American Title Insurance Company

515 S. Figueroa Street, Suite 700

Los Angeles, California 90071

Attn: Greg Schultz

Phone: (213) 623-1552

FAX: (213) 623-2868

and

First American Title Insurance Company

101 Huntington Avenue

Boston, Massachusetts 02199

Attn: Annette Labrecque

Phone: (617) 772-9229

FAX: (617) 247-8648

12.3 Interpretation.

Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

12.4 Captions.

The captions used in connection with the Articles of this Agreement are for convenience only and shall not be deemed to extend, limit or otherwise define or construe the meaning of the language of this Agreement.

12.5 No Third-Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

12.6 Amendments.

This Agreement may be amended only by a written instrument executed by Seller and Buyer (or Buyer’s permitted assignee or permitted transferee).

12.7 Integration.

This Agreement (including the schedules and exhibits) embodies the entire agreement between Seller and Buyer with respect to the transactions contemplated in this Agreement, and there have been and are no covenants, agreements, representations, warranties or restrictions between Seller and Buyer with regard thereto other than those set forth or provided for in this Agreement.

12.8 Choice of Law.

Issues arising under this Agreement which do not relate to an Individual Real Property shall be construed under and in accordance with the laws of the Commonwealth of Massachusetts. Issues arising under this Agreement which relate specifically to an Individual Real Property shall be construed under and in accordance with the laws of the State where such Individual Real Property is located.

12.9 Counterparts.

This Agreement may be executed by facsimile signatures and in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Buyer and Seller are not signatory to the same counterpart.

12.10 Business Day.

In the event any date hereunder (including the Closing Date) falls on a Saturday, Sunday or Legal Holiday, the date applicable shall be the next business day.

12.11 Time of the Essence.

Time is of the essence of this Agreement.

12.12 Use of Proceeds to Clear Title.

To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer’s attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

12.13 Submission not an Offer or Option.

The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

12.14 Index of Definitions.

Schedule 12.14 consists of an index to be used in locating definitions appearing in this Agreement.

ARTICLE 13

IRS Form 1099-S Designation

In order to comply with information reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement in the form attached hereto as

Schedule 13.1 at or prior to the Closing to designate the Title Company (the “Designee”) as the party who shall be responsible for reporting the contemplated sale of the Property to the Internal Revenue Service (the “IRS”) on IRS Form 1099-S; (ii) to provide the Designee with the information necessary to complete Form 1099-S; (iii) that the Designee shall not be liable for the actions taken under this Agreement, or for the consequences of those actions, except as they may be the result of gross negligence or willful misconduct on the part of the Designee; and (iv) that the Designee shall be indemnified by the parties for any costs or expenses incurred as a result of the actions taken hereunder, except as they may be the result of gross negligence or willful misconduct on the part of the Designee. The Designee shall provide all parties to this transaction with copies of the IRS Forms 1099-S filed with the IRS and with any other documents used to complete IRS Form 1099-S.

ARTICLE 14

1031 Exchange

Seller and Buyer each acknowledge that the other party may, at its sole option, effectuate this transaction as part of a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Exchange”), and as such, notwithstanding any other provision of this Agreement, Seller and/or Buyer shall have the right to assign their respective rights and interests under this Agreement, but not their obligations, to a qualified intermediary as provided in Reg. 1.1031(k)-1(g)(4) on or before the Closing Date, and Seller and Buyer each hereby assent to any such assignment. Seller and Buyer each agrees to execute and deliver all documents reasonably requested by the other to complete the Exchange, and otherwise cooperate with, and assist, the party effectuating in the Exchange in connection therewith; provided, however (i) any additional costs and expenses incurred as a result thereof shall be borne by the party effectuating in the Exchange, (ii) the other party shall not be required to take title to any other real property in connection with the Exchange, (iii) there shall be no delay in the Closing as a result of the Exchange, and (iv) the party effectuating in the Exchange shall indemnify and hold the other party harmless from any damages or costs incurred by such party in connection with the Exchange.

ARTICLE 15

Management Contract

At the Closing, Buyer, as the owner, and EIP, as the property manager, shall enter into a management contract with respect to those Individual Real Properties identified on Schedule 15.1 hereto, which management contract shall be in a form to be agreed upon by Buyer and Seller prior to the expiration of the Inspection Period (the “Management Contract”).

ARTICLE 16

Relocation of Tenants

Neither EIP, nor any party comprising Seller, nor any of their respective officers, employees, directors, members, partners or affiliates, at any level, shall solicit, encourage or discuss with any existing tenant at the Property the relocation of such tenant to any other property owned by any of such parties which is located within a three (3) mile radius of any Individual Real

Property; provided, however, that Seller shall not be deemed to have breached the foregoing covenant if any such tenant of its own accord and without any effort or solicitation by any of such parties elects not to renew or extend its existing Lease and to lease space in any other property owned by Seller or any affiliate of Seller. Seller shall notify Buyer if any existing tenant at the Property notifies Seller that it desires to lease additional space in any property located within said three (3) mile radius of any Individual Real Property or to terminate or not renew any existing Lease. The foregoing shall survive the Closing hereunder for a period of three (3) years.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first set forth above.

BUYER:

Hackman Capital Partners, LLC

By:	/s/ Michael D. Hackman
Michael D. Hackman, CEO

SELLER:

Equity Industrial Moosup Pond Limited Partnership, a Massachusetts limited partnership

By:	Equity Industrial Moosup Pond, Inc., its sole general partner

	By:	/s/ Donald A. Levine
Donald A. Levine, President

Equity Industrial Plainfield Limited Partnership, a Massachusetts limited partnership

By:	Equity Industrial Plainfield Corp., its sole general partner

	By:	/s/ Donald A. Levine
Donald A. Levine, President

Sherichic Distribution Associates Limited Partnership, a Massachusetts limited partnership

By:	Sherichic Development Corporation, its sole general partner

	By:	/s/ Donald A. Levine
Donald A. Levine, President

Equity Industrial Chicopee LLC

By:	Billerica Realty Associates Limited Partnership, a Massachusetts limited partnership, its sole Member

	By:	Billerica Investment Corporation, its sole general partner

		By:	/s/ Donald A. Levine
Donald A. Levine
President and Treasurer

Equity Industrial Limited Partnership V, a Massachusetts limited partnership

By:	Equity Industrial V, Inc., its sole general partner

	By:	/s/ Donald A. Levine
Donald A. Levine, President

Equity Industrial Limited Partnership – Devens, a Massachusetts limited partnership

By:	Equity Industrial-Devens-Corp., its sole general partner

	By:	/s/ Donald A. Levine
Donald A. Levine, President

Levco Development Corp., a Massachusetts corporation

By:	/s/ Donald A. Levine
Donald A. Levine, President

Equity Industrial Devens Limited Partnership II, a Massachusetts limited partnership

By:	Equity Industrial Devens II, Inc., its sole general partner

	By:	/s/ Donald A. Levine
Donald A. Levine, President

Equity Industrial E. Bridgewater, LLC, a Delaware limited liability company

By:	/s/ Donald A. Levine
Donald A. Levine, Manager

Equity Industrial Gardner, LLC, a Delaware limited liability company

By:	/s/ Donald A. Levine
Donald A. Levine, Manager

Merrimack Valley Industrial Associates Limited Partnership, a Massachusetts limited partnership

By:	Merrimack Valley Properties, Inc., its sole general partner

	By:	/s/ Donald A. Levine
Donald A. Levine
President and Treasurer

Equity Industrial Westfield, LLC, a Delaware limited liability company

By:	/s/ Donald A. Levine
Donald A. Levine, Manager

Equity Industrial Commerce Limited Partnership, a Massachusetts limited partnership

By:	Equity Industrial Commerce, Inc., its sole general partner

	By:	/s/ Donald A. Levine
Donald A. Levine, President

Equity Industrial Daniel Webster Highway Limited Partnership, a Massachusetts limited partnership

By:	Equity Industrial Holdings 2006, Inc., its sole general partner

	By:	/s/ Donald A. Levine
Donald A. Levine, President

Equity Industrial Corsicana Limited Partnership, a Massachusetts limited partnership

By:	Equity Industrial Corsicana, Inc., its sole general partner

	By:	/s/ Donald A. Levine
Donald A. Levine, President

Equity Industrial Abilene Limited Partnership, a Massachusetts limited partnership

By:	Equity Industrial Holdings 2006, Inc., its sole general partner

	By:	/s/ Donald A. Levine
Donald A. Levine, President

Equity Industrial Enfield Limited Partnership, a Massachusetts limited partnership

By:	Equity Industrial Enfield, Inc., its sole general partner

	By:	/s/ Donald A. Levine
Donald A. Levine, President

Equity Industrial Houston Limited Partnership, a Massachusetts limited partnership

By:	Equity Industrial Houston, Inc., its sole general partner

	By:	/s/ Donald A. Levine
Donald A. Levine, President

Equity Industrial Bloomfield Limited Partnership, a Massachusetts limited partnership

By:	Equity Industrial Holdings 2006, Inc., its sole general partner

	By:	/s/ Donald A. Levine
Donald A. Levine, President

Equity Industrial Sprague Street Limited Partnership, a Massachusetts limited partnership

By:	Equity Industrial Holdings 2006, Inc., its sole general partner

	By:	/s/ Donald A. Levine
Donald A. Levine, President

Equity Industrial Simplex Drive, LLC, a Delaware limited liability company

By:	Equity Industrial Partners Corp., its sole manager

	By:	/s/ Donald A. Levine
Donald A. Levine, President

Equity Industrial PT Limited Partnership, a Massachusetts limited partnership

By:	Equity Industrial PT, Inc., its sole general partner

	By:	/s/ Donald A. Levine
Donald A. Levine, President

Equity Industrial Norwood, LLC, a Delaware limited liability company

By:	/s/ Donald A. Levine
Donald A. Levine, Manager